Exhibit 99.1

For Immediate Release	For Additional Information
Contact: William G. Cornely or
Lori M. Steiner at 614-356-5000

Dominion Homes Reports 2006 Financial Results

DUBLIN, Ohio – February 23, 2007 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced financial results for the fourth quarter and year ended December 31, 2006. Highlights for the year ended December 31, 2006 compared to the year ended December 31, 2005 include:

•	Revenues of $256.8 million, from the delivery of 1,335 homes, versus revenues of $415.7 million, from the delivery of 2,146 homes;

•	A net loss of $34.0 million, or $4.19 per diluted share, versus net income of $5.3 million, or $0.65 per diluted share;

•	Non-cash land impairment charges and write-offs of land and lot option deposit and pre-acquisition write-offs of $14.2 million compared to $6.5 million;

•	Land sales of $13.2 million resulting in gains of $795,000 compared to land sales of $18.5 million resulting in gains of $1.9 million;

•	Sales of 1,171 homes, with a sales value of $219.1 million, versus sales of 1,944 homes, with a sales value of $370.6 million; and

•	Backlog of 266 sales contracts, with an aggregate sales value of $54.9 million, versus backlog of 430 sales contracts, with an aggregate sales value of $89.7 million.

The loss in 2006 is principally due to lower unit sales and reductions in our gross profit margins. The decline in unit sales reflects, in part, a general downturn in the national and local housing markets. The Company’s gross profit margin, which declined to 7.0% for 2006 from 19.2% for 2005 and 21.3% for 2004, reflects pricing pressure in our markets and increased costs of real estate sold related to real estate inventory impairment charges and for the write-off of deposits and pre-acquisition costs for land that the Company decided not to purchase. These non-cash charges reduced the gross profit margin by 5.5% in 2006, 1.6% in 2005 and 0.9% in 2004. The Company continues to reduce its land position and has aggressively reduced its operating expenses.

On December 29, 2006, the Company extended the maturity date of its credit facility until December 29, 2010 and increased the availability under the agreement to $235 million. The Company believes that the amended credit facility should provide adequate liquidity during 2007, and should allow the Company to be well positioned when conditions in the home building market become more favorable. While the Company expects to remain a leading homebuilder in its markets, it anticipates continued losses in 2007.

The Company’s Chief Executive Officer, Douglas G. Borror, commented “While the homebuilding market remains challenging, we are focused on opportunities where we can strengthen our margins and build our market share. With our amended credit facility in place, we are moving forward with our 2007 business plan which includes new and updated home designs and fresh marketing programs targeting new customers.”

The Company will not host an analyst conference call to discuss 2006 results, however, the Company’s annual report on Form 10-K will be posted on the Company’s website, www.dominionhomes.com, when it is filed.

Dominion Homes builds a variety of new homes and condos in Columbus, Ohio and Louisville and Lexington, Kentucky, which are differentiated by size, price, included features and available options. The Company’s community development and home building philosophy focuses on providing its customers with unsurpassed location, quality construction, brand name materials and customer service. Additional information about the Company and its new homes is located on its website.

Year ended December 31, 2006

Revenues

During 2006 the Company delivered 1,335 homes with revenues of $256.8 million, compared to 2,146 homes with revenues of $415.7 million during 2005. The average price of homes delivered during 2006 declined slightly to $191,000 compared to $191,300 for 2005.

Net Loss

Net loss for 2006 was $34.0 million, or $4.19 per diluted share, compared to net income of $5.3 million, or $0.65 per diluted share, for 2005. The decline in net income from 2005 to 2006 reflects lower unit sales and a decline in the gross profit margin from 19.2% in 2005 to 7.0% in 2006.

Gross Profit

Gross profit for 2006 was $18.0 million compared to $79.7 million for 2005, due primarily to the lower number of closings in 2006 and a decline in gross profit margins. Cost of real estate sold for 2006 includes impairment charges and write-off of deposits and pre-acquisition costs for land the Company decided not to purchase of approximately $14.2 million. Gains on land sales of $795,000 are also included in cost of real estate sold. Cost of real estate sold for 2005 include reserves and write-offs for land the Company decided not to purchase of approximately $6.5 million and gains on land sales of $1.9 million. The decline in the 2006 gross profit as a percent of sales primarily reflects higher sales discounts offered by the Company and increased land and building costs during 2006.

Selling, General and Administrative Expense

During 2006, the Company continued to reduce selling, general and administrative expense, which declined to $50.1 million from $64.5 million for 2005 and $77.9 million for 2004. The reduction in overhead expenses reflects a reduction in headcount, strict cost controls and lower sales and incentive compensation expenses as a result of decreased home deliveries and net income.

Interest Expense and Provision for Income Taxes

Interest expense for 2006 increased to $11.2 million from $7.7 million for 2005 due to increased borrowings and higher interest rates. The income tax benefit from the operating loss for 2006 reduced the Company’s loss by $9.3 million compared to $2.1 million of income tax expense for 2005. The annual effective tax rate decreased to a benefit of 21.5% for 2006 from tax expense of 28.7% for 2005. The pre-tax losses recognized in 2006 were carried back to prior years and the Company has recognized income tax receivables of $11.1 million as of December 31, 2006. A valuation allowance was provided for all deferred tax assets as of December 31, 2006 and additional tax benefits will not be realized until the Company returns to profitability.

Sales

The Company sold 1,171 homes during 2006, representing a sales value of $219.1 million, compared to 1,944 homes sold during 2005, representing a sales value of $370.6 million. The average home sale price for 2006 was $187,000 compared to $191,600 for 2005. The Company’s backlog on December 31, 2006 was 266 sales contracts, with an aggregate sales value of $54.9 million, compared to a backlog on December 31, 2005 of 430 sales contracts, with an aggregate sales value of $89.7 million. The average sales value of homes in backlog at December 31, 2006 was $206,200 compared to $208,500 at December 31, 2005. The Company had 40 active communities as of December 31, 2006 compared to 55 as of December 31, 2005.

Three months ended December 31, 2006

Revenues

During the three months ended December 31, 2006 the Company delivered 284 homes with revenues of $54.2 million, compared to 571 homes with revenues of $111.5 million, for the same period of the previous year. The average price of homes delivered during the three months ended December 31, 2006 was $190,800 compared to $193,000 for the three months ended December 31, 2005.

Net Loss

Net Loss for the three months ended December 31, 2006 was $17.0 million, or $2.09 per diluted share, compared to net income of $991,000, or $0.12 per diluted share, for the three months ended December 31, 2005.

Gross Profit

Cost of real estate sold for the three months ended December 31, 2006 exceeded revenues by $3.0 million as the fourth quarter of 2006 includes approximately $8.8 million of reserves and write-offs for land the Company decided not to purchase. Gross profit for the three month period ended December 31, 2005 was $19.4 million and included approximately $3.5 million of reserves and write-offs for land the Company decided not to purchase.

Selling, General and Administrative Expense

Selling, general and administrative expense for the three months ended December 31, 2006 declined by $4.0 million to $11.2 million from $15.1 million for the three months ended December 31, 2005.

Interest Expense and Provision for Income Taxes

Interest expense for the three months ended December 31, 2006 increased to $3.7 million from $2.1 million for the three months ended December 31, 2005 primarily due to increased borrowings and higher interest rates. The income tax benefit from the operating loss for the three months ending December 31, 2006 reduced the Company’s loss by $802,000 compared to $34,000 of income tax expense for the same period in 2005. The annual effective tax rate for the fourth quarter of 2006 decreased to a benefit of 4.5% from tax expense of 3.3% for the fourth of 2005.

Sales

The Company sold 131 homes during the three months ended December 31, 2006, representing a sales value of $24.2 million, compared to 230 homes sold during the three months ended December 31, 2005, representing a sales value of $44.9 million. The average home sale price for the three months ended December 31, 2006 was $185,000 compared to $195,300 for the three months ended 2005.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the period ended September 30, 2006. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues	$54,215	$111,520	$256,760	$415,700
Cost of real estate sold	57,215	92,104	238,734	336,007

Gross profit	(3,000)	19,416	18,026	79,693
Selling, general and administrative	11,172	15,124	50,082	64,475

Income (loss) from operations	(14,172)	4,292	(32,056)	15,218
Interest expense	3,663	3,267	11,248	7,745

Income (loss) before income taxes	(17,835)	1,025	(43,304)	7,473
Provision (benefit) for income taxes	(802)	34	(9,295)	2,147

Net income (loss)	$(17,033)	$991	$(34,009)	$5,326

Earnings per share
Basic	$(2.09)	$0.12	$(4.19)	$0.66

Diluted	$(2.09)	$0.12	$(4.19)	$0.65

Weighted average shares outstanding
Basic	8,137,912	8,087,433	8,120,205	8,065,586

Diluted	8,137,912	8,185,794	8,120,205	8,201,694

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands)

Consolidated Balance Sheets

	December 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$3,032	$3,554
Restricted cash	6,762	—
Accounts receivable	2,329	4,889
Real estate inventories	371,086	426,275
Prepaid expenses and other	16,484	8,792
Deferred income taxes	—	1,485
Net property and equipment	4,523	6,562

Total assets	$404,216	$451,557

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving line of credit	$16,800	$205,240
Term notes	184,779	—
Seller financed debt and capital lease liability	8,746	9,300
Other liabilities	25,427	41,484

Total liabilities	235,752	256,024
Shareholders’ equity	168,464	195,533

Total liabilities and shareholders’ equity	$404,216	$451,557

Land Inventory as of December 31, 2006

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,819	867	8,726	11,412
Kentucky	265	398	887	1,550
Controlled by the Company:
Central Ohio	—	—	267	267
Kentucky	—	—	—	—
Held for sale:
Central Ohio	—	26	1,537	1,563
Kentucky	—	73	—	73

	2,084	1,364	11,417	14,865

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